Exhibit 99.1

Oct. 26, 2005	CONTACTS:	Investor Relations – Brenda J. Peters
	Phone:	713/759-3954
	Toll Free:	800/659-0059

Media Relations – Kathleen A. Sauvé
	Phone:	713/759-3635

TEPPCO PARTNERS, L.P. REPORTS THIRD QUARTER 2005 RESULTS

HOUSTON – TEPPCO Partners, L.P. (NYSE:TPP) today reported net income for third quarter 2005 of $30.9 million, or $0.31 per unit, compared with net income of $25.9 million, or $0.29 per unit, for third quarter 2004. Net income for the nine months ended Sept. 30, 2005, was $121.7 million, or $1.29 per unit, compared with $104.1 million, or $1.18 per unit, for the nine months ended Sept. 30, 2004. The three month and nine month periods ended Sept. 30, 2005 and 2004, include non-cash asset impairment charges of $2.6 million and $4.4 million, respectively.

Net income per unit for the 2005 periods reflects 7 million units issued during second quarter 2005. The weighted-average units outstanding for third quarter and the nine months ended Sept. 30, 2005, was 70 million and 66.5 million, respectively, compared with 63 million for the corresponding 2004 periods.

Earnings before interest, taxes, depreciation and amortization (EBITDA) was $87.4 million for third quarter 2005, compared with $78.9 million for third quarter 2004. EBITDA was $282.8 million for the nine months ended Sept. 30, 2005, compared with $257.9 million in the prior year period.

- more -

“TEPPCO’s third quarter results benefited from strong performance of our midstream and upstream business segments,” said Barry R. Pearl, president and chief executive officer of the general partner of TEPPCO. “However, our overall results were impacted by lower downstream segment revenues largely due to Hurricane Rita and a product release and fire at our Todhunter, Ohio, facility, some non-cash asset impairments in our upstream segment and costs related to the purchase of our general partner.

“The strong midstream segment performance was due to increased volumes on the Jonah Gas Gathering system and on the Panola and Chaparral natural gas liquids systems,” said Pearl. “The primary factor contributing to our upstream performance was increased marketing margins resulting from our recently acquired storage facility at Cushing, Okla.

“Our current forecast for the full year 2005 calls for EBITDA to be in the range of $370 million to $385 million and earnings between $1.65 per unit and $1.80 per unit. These adjusted ranges include our expectations for lower fourth quarter downstream deliveries due to supply constraints and increased operating costs resulting from Hurricane Rita, and the impact of costs related to the purchase of our general partner,” added Pearl.

OPERATING RESULTS BY BUSINESS SEGMENT

Upstream Segment

The upstream segment includes crude oil transportation, storage, gathering and marketing activities; and distribution of lubrication oils and specialty chemicals.

Operating income for the upstream segment was $5.2 million for third quarter 2005, compared with $4.8 million for third quarter 2004. The increase in operating income resulted primarily from increased marketing margins related to asset acquisitions, $1.5 million in lower pipeline integrity costs and increased transportation revenues on the

2

South Texas and West Texas systems. These increases to operating income were partially offset by a $2.6 million non-cash impairment charge for two crude oil systems in East Texas and Oklahoma, increased operating expenses of acquired assets and $1.2 million of unrealized losses related to mark-to-market treatment on contracts that will expire in fourth quarter 2005.

For the nine months ended Sept. 30, 2005, operating income was $22.1 million, compared with $23.3 million for the corresponding 2004 period. The decrease in operating income resulted primarily from the $2.6 million impairment charge for the crude oil assets in third quarter 2005, increased operating expenses of acquired assets and higher insurance and labor expenses. These decreases to operating income were partially offset by increased transportation revenues on the South Texas and West Texas systems, increased marketing margins related to asset acquisitions, $1.8 million in lower pipeline integrity costs, lower product measurement losses and lower environmental remediation and assessment costs.

Equity earnings in Seaway Crude Pipeline were $5.6 million for third quarter 2005, compared with $5.9 million for third quarter 2004. For the nine months ended Sept. 30, 2005, equity earnings from Seaway were $19.8 million, compared with $25 million for the corresponding 2004 period. The decrease in equity earnings was primarily due to higher gains on inventory sales and a favorable inventory settlement in the 2004 period and higher operating costs following a pipeline release in May 2005. Long-haul volumes on Seaway averaged 296,000 barrels per day for third quarter 2005, compared with 263,000 barrels per day for third quarter 2004, and 253,000 barrels per day for the nine months ended Sept. 30, 2005, compared with 257,000 barrels per day for the corresponding 2004 period.

3

Midstream Segment

The midstream segment includes natural gas gathering services, and storage, transportation and fractionation of natural gas liquids (NGLs).

Operating income for the midstream segment was $24.2 million for third quarter 2005, compared with $19.5 million for third quarter 2004. The increase resulted from higher natural gas gathering volumes on the Jonah and Val Verde systems, higher NGL transportation volumes on the Panola and Chaparral systems and a $0.5 million decrease in operating expenses primarily due to lower gas settlement expenses and lower operating fuel and power. These increases to operating income were partially offset by increased labor expenses, increased property taxes and transition expenses related to the change in control of the general partner.

For the nine months ended Sept. 30, 2005, operating income was $77.8 million, compared with $57 million for the corresponding 2004 period. The increase resulted from an $8 million increase in natural gas gathering revenues on the Jonah and Val Verde systems, a $2.4 million increase in NGL transportation revenues, a $5.1 million decrease in operating expenses primarily due to lower gas settlement expenses, pipeline integrity costs, operating fuel and power and property taxes and a $4.1 million decrease in depreciation and amortization expense primarily due to lower amortization expense on Jonah as a result of increased future production estimates. These increases to operating income were partially offset by increased labor expenses and transition expenses related to the change in control of the general partner.

Downstream Segment

The downstream segment includes the transportation and storage of refined products, liquefied petroleum gases (LPGs) and petrochemicals.

4

Downstream operating income was $14.6 million for third quarter 2005, compared with $12.8 million for third quarter 2004. The increase in operating income resulted primarily from lower depreciation expense attributable to a $4.4 million asset impairment charge related to our Beaumont, Texas, marine terminal in 2004, a $4 million decrease in pipeline integrity costs, increased margins on product inventory sales in the 2005 period and decreased product measurement losses. These increases to operating income were partially offset by reduced revenues resulting from Hurricanes Katrina and Rita in third quarter 2005, the recognition in 2004 of $4.1 million of deferred revenue related to the expiration of two customer transportation agreements, $1.3 million in regulatory penalties for past incidents, increased pipeline operating expense, higher property taxes and depreciation expense primarily due to asset acquisitions, higher product downgrade expense, increased environmental remediation and assessment costs and transition expenses related to the change in control of the general partner.

For the nine months ended Sept. 30, 2005, operating income was $61.1 million, compared with $53.1 million for the corresponding 2004 period. The increase resulted primarily from a $9.7 million decrease in pipeline integrity costs, lower depreciation expense attributable to an asset impairment charge in 2004, increased LPGs revenues due to increased long-haul volumes and decreased product measurement losses. These increases to operating income were partially offset by the impact of Hurricanes Katrina and Rita in third quarter 2005, the recognition in 2004 of $4.1 million of deferred revenue related to the expiration of two customer transportation agreements, $1.8 million in regulatory penalties for past incidents, increased pipeline operating expense, higher property taxes and depreciation expense primarily due to asset acquisitions, higher product downgrade expense, transition expenses related to the change in control of the general partner and increased environmental remediation and assessment costs.

5

Equity earnings from unconsolidated investments totaled $0.5 million for third quarter 2005, compared with an equity loss of $0.3 million for third quarter 2004. For the nine months ended Sept. 30, 2005, equity earnings from unconsolidated investments were $0.6 million, compared with an equity loss of $2.1 million for the corresponding 2004 period.

Equity earnings from Mont Belvieu Storage Partners, L.P. totaled $1.7 million and $1.5 million during third quarter 2005 and 2004, respectively. This increase in equity earnings was primarily due to increased storage revenues resulting from the acquisition of storage assets in April 2004, partially offset by higher depreciation and amortization expense and higher administrative services expense. Equity earnings from Mont Belvieu Storage Partners totaled $5.7 million and $5.9 million during the nine months ended Sept. 30, 2005, and 2004, respectively. The decrease in equity earnings during the 2005 periods was primarily due to higher depreciation and amortization expenses resulting from the acquisition, and higher pipeline maintenance and administrative services expense, partially offset by increased storage revenues.

Equity losses from Centennial Pipeline totaled $1.2 million and $1.8 million during third quarter 2005 and 2004, respectively, and $5.2 million and $8 million during the nine months ended Sept. 30, 2005, and 2004, respectively. The decrease in equity loss during the 2005 periods was primarily due to higher transportation revenues and volumes, partially offset by higher transmix differentials.

INTEREST EXPENSE

Third quarter 2005 interest expense – net was $19.7 million, including capitalized interest of $2.3 million. Interest expense – net was $17.1 million for third quarter 2004, including capitalized interest of $1.4 million. The increase in interest expense during third quarter 2005 was primarily due to higher outstanding balances and interest rates

6

on our floating rate debt. For the nine months ended Sept. 30, 2005, interest expense – net was $60.6 million, including capitalized interest of $4.6 million. Interest expense – net was $53.2 million for the nine months ended Sept. 30, 2004, including capitalized interest of $3.8 million. The increase in interest expense in the first nine months of 2005 was primarily due to higher outstanding balances and interest rates on floating rate debt and $2 million of expense recognized on the cancellation of an interest rate lock agreement, partially offset by lower expense on a fixed rate swap agreement that expired in April 2004.

NON-GAAP FINANCIAL MEASURES

The Financial Highlights table accompanying this earnings release and other disclosures herein include references to EBITDA, which may be viewed as a non-GAAP (Generally Accepted Accounting Principles) measure under the rules of the Securities and Exchange Commission (SEC). We define EBITDA as net income plus interest expense – net, depreciation and amortization, and a pro rata portion, based on our equity ownership, of the interest expense and depreciation and amortization of each of our joint ventures. We have included EBITDA as a supplemental disclosure because we believe EBITDA is used by our investors as a supplemental financial measure in the evaluation of our business. A reconciliation of EBITDA to net income is provided in the Financial Highlights table.

We believe EBITDA provides useful information regarding the performance of our assets without regard to financing methods, capital structures or historical costs basis. EBITDA should not be considered as an alternative to net income, as an indicator of our operating performance or as a measure of liquidity, including as an alternative to cash flows from operating activities or other cash flow data calculated in accordance with GAAP. Our EBITDA may not be comparable to EBITDA of other entities because other entities may not calculate EBITDA in the same manner as we do.

7

Information in the accompanying Operating Data table includes margin of the upstream segment, which may be viewed as a non-GAAP financial measure under the rules of the SEC. Margin is calculated as revenues generated from the sale of crude oil and lubrication oil, and transportation of crude oil, less the costs of purchases of crude oil and lubrication oil. We believe margin is a more meaningful measure of financial performance than operating revenues and operating expenses due to the significant fluctuations in revenues and expenses caused by variations in the level of marketing activity and prices for products marketed. A reconciliation of margin to operating revenues and operating expenses is provided in the Operating Data table accompanying this earnings release.

TEPPCO will host a conference call related to earnings performance at 8 a.m. CT on Thursday, Oct. 27, 2005. Interested parties may listen live over the Internet or via telephone by dialing 800/210-9006, confirmation code 9640086. Please call in five to 10 minutes prior to the scheduled start time.

An audio replay of the conference call will also be available for seven days by dialing 888/203-1112, confirmation code 9640086. A replay and transcript will also be available by accessing the company’s Web site at www.teppco.com.

TEPPCO Partners, L.P. is a publicly traded partnership, which conducts business through various subsidiary operating companies. TEPPCO owns and operates one of the largest common carrier pipelines of refined petroleum products and liquefied petroleum gases in the United States; owns and operates petrochemical and natural gas liquid pipelines; is engaged in crude oil transportation, storage, gathering and marketing; owns and operates natural gas gathering systems; and owns 50-percent interests in Seaway Crude Pipeline Company, Centennial Pipeline LLC and Mont Belvieu Storage Partners, L.P., and an undivided ownership interest in the Basin

8

Pipeline. Texas Eastern Products Pipeline Company, LLC, a wholly owned subsidiary of DFI GP Holdings L.P. (a privately owned partnership indirectly controlled by Dan L. Duncan), is the general partner of TEPPCO Partners, L.P.  For more information, visit TEPPCO’s Web site at www.teppco.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Except for the historical information contained herein, the matters discussed in this news release are forward-looking statements that involve certain risks and uncertainties that could cause actual results to differ materially from our expectations reflected in the forward-looking statements. These risks and uncertainties include, among other things, market conditions, governmental regulations and factors discussed in TEPPCO Partners, L.P. filings with the Securities and Exchange Commission.

###

9

TEPPCO Partners, L. P.

FINANCIAL HIGHLIGHTS

(Unaudited - In Millions, Except Per Unit Amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004 (1)	2005	2004 (1)
Operating Revenues:
Sales of petroleum products	$2,370.7	$1,360.0	$5,721.5	$3,774.9
Transportation - Refined Products	38.3	43.4	111.1	113.3
Transportation - LPGs	16.5	16.1	63.2	58.6
Transportation - Crude oil	10.0	9.3	28.2	28.2
Transportation - NGLs	11.8	10.4	33.4	31.0
Gathering - Natural Gas	38.8	35.5	112.4	104.4
Other	17.7	15.3	51.0	52.2

Total Operating Revenues	2,503.8	1,490.0	6,120.8	4,162.6

Costs and Expenses:
Purchases of petroleum products	2,352.5	1,345.7	5,668.7	3,730.3
Operating expenses - general and administrative	63.8	64.4	173.5	178.9
Operating fuel and power	12.5	13.4	35.2	36.5
Depreciation and amortization	31.0	30.3	83.0	84.5
Gains on sales of assets	—	(0.9)	(0.6)	(1.0)

Total Costs and Expenses	2,459.8	1,452.9	5,959.8	4,029.2

Operating Income	44.0	37.1	161.0	133.4

Interest expense - net	(19.7)	(17.1)	(60.6)	(53.2)
Equity earnings	6.1	5.6	20.4	22.9
Other income - net	0.5	0.3	0.9	1.0

Net Income (2)	$30.9	$25.9	$121.7	$104.1

Net Income Allocation:
Limited Partner Unitholders	$21.9	$18.4	$86.1	$74.1
General Partner	9.0	7.5	35.6	30.0

Total Net Income Allocated	$30.9	$25.9	$121.7	$104.1

Basic Net Income Per Limited Partner Unit	$0.31	$0.29	$1.29	$1.18

Weighted Average Number of Limited Partner Units	70.0	63.0	66.5	63.0

(1) Certain 2004 amounts have been reclassified to conform to current 2005 presentation.

(2) EBITDA
Net Income	$30.9	$25.9	$121.7	$104.1
Interest expense - net	19.7	17.1	60.6	53.2
Depreciation and amortization (D&A)	31.0	30.3	83.0	84.5
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	5.8	5.6	17.5	16.1
Total EBITDA	$87.4	$78.9	$282.8	$257.9

TEPPCO Partners, L.P.

BUSINESS SEGMENT DATA

(Unaudited - In Millions)

Three Months Ended September 30, 2005	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$66.1	$57.3	$2,380.7	$(0.3)	$2,503.8
Purchases of petroleum products	—	2.6	2,350.1	(0.2)	2,352.5
Operating expenses	41.4	16.1	18.9	(0.1)	76.3
Depreciation and amortization (D&A)	10.1	14.4	6.5	—	31.0

Operating Income	14.6	24.2	5.2	—	44.0

Equity earnings	0.5	—	5.6	—	6.1
Other - net	0.3	0.1	0.1	—	0.5

Income before interest	$15.4	$24.3	$10.9	$—	$50.6

Depreciation and amortization	10.1	14.4	6.5	—	31.0
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	4.1	—	1.7	—	5.8

Total EBITDA	$29.6	$38.7	$19.1	$—	$87.4

Depreciation and amortization					(31.0)
Interest expense - net					(19.7)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.8)

Net Income					$30.9

Three Months Ended September 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$68.5	$51.7	$1,370.1	$(0.3)	$1,490.0
Purchases of petroleum products	—	1.4	1,344.6	(0.3)	1,345.7
Operating expenses	43.4	16.6	17.8	—	77.8
Depreciation and amortization	12.8	14.2	3.3	—	30.3
Gains on sales of assets	(0.5)	—	(0.4)	—	(0.9)

Operating Income	12.8	19.5	4.8	—	37.1

Equity (loss) earnings	(0.3)	—	5.9	—	5.6
Other - net	0.2	—	0.1	—	0.3

Income before interest	$12.7	$19.5	$10.8	$—	$43.0

Depreciation and amortization	12.8	14.2	3.3	—	30.3
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	3.9	—	1.7	—	5.6

Total EBITDA	$29.4	$33.7	$15.8	$—	$78.9

Depreciation and amortization					(30.3)
Interest expense - net					(17.1)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(5.6)

Net Income					$25.9

Nine Months Ended September 30, 2005	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$207.7	$165.0	$5,750.5	$(2.4)	$6,120.8
Purchases of petroleum products	—	5.8	5,665.1	(2.2)	5,668.7
Operating expenses	117.2	41.9	49.8	(0.2)	208.7
Depreciation and amortization (D&A)	29.5	39.9	13.6	—	83.0
Gains on sales of assets	(0.1)	(0.4)	(0.1)	—	(0.6)

Operating Income	61.1	77.8	22.1	—	161.0

Equity earnings	0.6	—	19.8	—	20.4
Other - net	0.6	0.2	0.1	—	0.9

Income before interest	$62.3	$78.0	$42.0	$—	$182.3

Depreciation and amortization	29.5	39.9	13.6	—	83.0
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	12.2	—	5.3	—	17.5

Total EBITDA	$104.0	$117.9	$60.9	$—	$282.8

Depreciation and amortization					(83.0)
Interest expense - net					(60.6)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(17.5)

Net Income					$121.7

Nine Months Ended September 30, 2004	Downstream	Midstream	Upstream	Intersegment Eliminations	Consolidated

Operating revenues	$205.7	$151.9	$3,807.4	$(2.4)	$4,162.6
Purchases of petroleum products	—	4.4	3,728.3	(2.4)	3,730.3
Operating expenses	122.0	46.5	46.9	—	215.4
Depreciation and amortization	31.1	44.0	9.4	—	84.5
Gains on sales of assets	(0.5)	—	(0.5)	—	(1.0)

Operating Income	53.1	57.0	23.3	—	133.4

Equity (loss) earnings	(2.1)	—	25.0	—	22.9
Other - net	0.7	0.1	0.2	—	1.0

Income before interest	$51.7	$57.1	$48.5	$—	$157.3

Depreciation and amortization	31.1	44.0	9.4	—	84.5
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A	11.2	—	4.9	—	16.1

Total EBITDA	$94.0	$101.1	$62.8	$—	$257.9

Depreciation and amortization					(84.5)
Interest expense - net					(53.2)
TEPPCO’s pro-rata percentage of joint venture interest expense and D&A					(16.1)

Net Income					$104.1

TEPPCO Partners, L. P.

Condensed Statements of Cash Flows (Unaudited) (In Millions)

	Nine Months Ended September 30,
	2005	2004
Cash Flows from Operating Activities
Net income	$121.7	$104.1
Gains on sales of assets	(0.6)	(1.0)
Depreciation, working capital and other	(77.1)	70.8

Net Cash Provided by Operating Activities	44.0	173.9

Cash Flows from Investing Activities:
Proceeds from asset sales	0.5	1.2
Acquisition of assets	(112.2)	(3.4)
Investments in Centennial Pipeline LLC	—	(1.5)
Investments in Mont Belvieu Storage Partners, L.P.	(2.6)	(20.2)
Capital expenditures (1)	(148.1)	(111.0)

Net Cash Used in Investing Activities	(262.4)	(134.9)

Cash Flows from Financing Activities:
Proceeds from revolving credit facility	549.7	256.3
Repayments on revolving credit facility	(442.2)	(140.8)
Proceeds from issuance of LP units, net	278.8	—
Distributions paid	(184.2)	(174.4)

Net Cash Provided by (Used in) Financing Activities	202.1	(58.9)

Decrease in Cash and Cash Equivalents	(16.3)	(19.9)
Cash and Cash Equivalents — beginning of period	16.4	29.5

Cash and Cash Equivalents — end of period	$0.1	$9.6

Supplemental Information:
Non-cash investing activities:
Net assets transferred to Mont Belvieu Storage Partners, L.P.	$1.4	$—
Interest paid (net of capitalized interest)	$78.5	$75.5

(1)                                 Includes capital expenditures for maintaining existing operations of $28.1 million in 2005, and $28.2 million in 2004.

TEPPCO Partners, L. P.

Condensed Balance Sheets (Unaudited)

(In Millions)

	September 30, 2005	December 31, 2004 (4)

Assets
Current assets
Cash and cash equivalents	$0.1	$16.4
Other	1,057.8	627.1

Total current assets	1,057.9	643.5

Property, plant and equipment - net	1,907.8	1,703.7
Intangible assets (1)	374.5	407.4
Equity investments	385.1	373.7
Other assets	77.2	68.3

Total assets	$3,802.5	$3,196.6

Liabilities and Partners’ Capital

Total current liabilities	$964.3	$681.3

Senior Notes (2)	1,122.3	1,127.2
Other long-term debt	460.5	353.0
Other non-current liabilities	17.5	13.7
Partners’ capital
Accumulated other comprehensive income	0.1
General partner’s interest (3)	(50.9)	(33.0)
Limited partners’ interests	1,288.7	1,054.4

Total partners’ capital	1,237.9	1,021.4

Total liabilities and partners’ capital	$3,802.5	$3,196.6

(1)	Includes the value of long-term service agreements between TEPPCO and its customers.
(2)	Includes $34.8 million and $40 million at September 30, 2005, and Dec. 31, 2004, respectively related to fair value hedges.
(3)	Amount does not represent a commitment by the General Partner to make a contribution to TEPPCO.
(4)	Certain 2004 amounts have been reclassified to conform to current 2005 presentation.

TEPPCO Partners, L. P.

OPERATING DATA

(Unaudited - In Millions, Except as Noted)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Downstream Segment:
Barrels Delivered
Refined Products	43.1	41.7	123.8	116.2
LPGs	8.6	9.1	31.3	31.1

Total	51.7	50.8	155.1	147.3

Average Tariff Per Barrel
Refined Products	$0.89	$1.04	$0.90	$0.98
LPGs	1.91	1.76	2.02	1.88

Average System Tariff Per Barrel	$1.06	$1.17	$1.12	$1.17

Upstream Segment:
Margins:
Crude oil transportation	$15.6	$14.5	$45.0	$40.9
Crude oil marketing	7.8	4.3	20.3	16.9
Crude oil terminaling	2.5	2.4	6.8	7.4
LSI	2.0	1.7	5.4	4.7
Total Margin	$27.9	$22.9	$77.5	$69.9

Reconciliation of Margin to Operating Revenue and Operating Expenses:

Sales of petroleum products	$2,368.0	$1,358.2	$5,714.4	$3,770.0
Transportation - Crude oil	10.0	9.3	28.2	28.2
Purchases of petroleum products	(2,350.1)	(1,344.6)	(5,665.1)	(3,728.3)
Total Margin	$27.9	$22.9	$77.5	$69.9

Total barrels
Crude oil transportation	23.7	25.1	71.2	75.9
Crude oil marketing	54.7	43.3	147.9	131.2
Crude oil terminaling	28.5	28.9	76.9	89.8

Lubrication oil volume (total gallons):	3.6	3.3	10.9	9.8

Margin per barrel:
Crude oil transportation	$0.660	$0.577	$0.632	$0.538
Crude oil marketing	0.142	0.100	0.137	0.129
Crude oil terminaling	0.089	0.084	0.088	0.082

Lubrication oil margin (per gallon):	$0.546	$0.495	$0.494	$0.476

Midstream Segment:
Gathering - Natural Gas - Jonah
Bcf	106.0	90.0	302.4	257.4
Btu (in trillions)	117.0	99.5	333.8	284.9

Average fee per MMBtu	$0.185	$0.191	$0.187	$0.195

Gathering - Natural Gas - Val Verde
Bcf	46.3	36.7	131.6	108.2
Btu (in trillions)	40.9	31.3	115.7	91.5

Average fee per MMBtu	$0.422	$0.527	$0.430	$0.533

Transportation - NGLs
Total barrels	16.3	15.1	45.7	45.2
Margin per barrel	$0.724	$0.692	$0.731	$0.686

Fractionation - NGLs
Total barrels	1.1	1.0	3.3	3.1
Margin per barrel	$1.768	$1.866	$1.744	$1.802

Sales - Condensate
Total barrels (thousands)	3.4	7.3	44.6	67.0
Margin per barrel	$55.60	$43.54	$50.21	$35.58

TEPPCO Partners, L.P.

Earnings Estimate 2005

Net Income	$155 million - $170 million

Basic Net Income Per Limited Partner Unit	$1.65 - $1.80

Interest Expense, net	$82 million

Depreciation and Amortization Expense (D&A)	$109 million

TEPPCO’s Pro-rata Percentage of Joint Venture Interest Expense and D&A	$24 million

EBITDA	$370 million - $385 million